Exhibit 21.1

LIST OF SUBSIDIARIES

1.	Speedhaul, Inc. was incorporated under the laws of the State of New Jersey on June 30, 2004, and is a wholly owned subsidiary of the Company.

2.	Gold Horse International, Inc. was incorporated under the laws of the State of Nevada on August 14, 2006, and is a wholly owned subsidiary of the Company.

3.
Global Rise International Limited was incorporated under the laws of the Cayman Islands on May 9, 2007, and is the wholly owned subsidiary of Gold Horse International, Inc., which is a wholly owned subsidiary of the Company.